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                                                                     EXHIBIT 8.2




                     [Letterhead of Cravath, Swaine & Moore]





                                                              November 21, 2000

AXA
21-23, avenue Matignon
75008 Paris
France


Ladies and Gentlemen:

         Reference is made to the Registration Statement on Form F-4 (the "REGISTRATION STATEMENT") of AXA, a French SOCIETE ANONYME A DIRECTOIRE ET CONSEIL DE SURVEILLANCE, relating to an exchange offer for Shares of Common Stock of AXA Financial, Inc and the merger transactions undertaken in connection therewith as described in the Registration Statement (the "EXCHANGE OFFER AND MERGER").

         Our opinion, subject to the limitations and conditions set forth therein, concerning certain United States federal income tax consequences of the Exchange Offer and Merger, under currently applicable United States federal income tax law, is set forth in the discussion under the captions "The Offer and Merger - U.S. Federal Income Taxation" and "Ownership of AXA Ordinary Shares and ADRs - Material U.S. Federal Income Tax Considerations for U.S. Shareholders" in the Registration Statement.

         We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the "SEC") as an exhibit to the Registration Statement and the incorporation by reference of this opinion in a Combined Tender Offer Statement on Schedule TO and Rule 13E-3 Transaction Statement on
Schedule 13E-3 filed with the SEC under cover of Schedule TO, and to the references to us therein. We also consent to the filing of this opinion as an exhibit to a registration statement filed by AXA pursuant to Rule 462(b) under the U.S. Securities Act of 1933. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,


/s/ Cravath, Swaine & Moore
Cravath, Swaine & Moore